EXHIBIT 99.1

QCR Holdings, Inc. Announces Net Income for Fourth Quarter of 2009

MOLINE, Ill., Feb. 2, 2010 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (Nasdaq:QCRH) today announced net income attributable to QCR Holdings, Inc. ("net income") of $919 thousand for the quarter ended December 31, 2009, or diluted earnings per share for common shareholders of ($0.02) after preferred stock dividends of $1.0 million. By comparison, for the quarter ended September 30, 2009, the Company reported net income of $1.6 million, or diluted earnings per share of $0.12. For the fourth quarter of 2008, the Company reported a net loss of $55 thousand, or diluted earnings per share of ($0.11). For the year ended December 31, 2009, the Company reported net income of $1.8 million, or diluted earnings per share of ($0.46) after preferred stock dividends of $3.8 million. In 2008, the Company reported net income of $6.7 million and diluted earnings per share of $1.06. As previously reported in 2008, the Company sold its merchant credit card acquiring business and its Milwaukee bank subsidiary, First Wisconsin Bank & Trust. As a result, the Company recognized net income from discontinued operations totaling $1.7 million for the year ended December 31, 2008.

For the quarter ended December 31, 2009, the Company recognized net income from continuing operations attributable to QCR Holdings, Inc. of $919 thousand, or diluted earnings per share of ($0.02), as compared to a net loss from continuing operations attributable to QCR Holdings, Inc. of $331 thousand, or diluted earnings per share of ($0.17), for the quarter ended December 31, 2008. The Company's net interest income for the current quarter totaled $12.9 million, which is an increase of $1.2 million, or 10%, from $11.7 million for the same period of 2008. Additionally, the Company recognized gains on securities sold of $770 thousand. More than offsetting these items, the Company continued to provide reserves at significant levels for its loan/lease portfolio with $4.2 million of provision expense for the fourth quarter of 2009. Further, during the fourth quarter of 2009, the Company continued to incur significant legal and other expenses in connection with carrying higher levels of nonperforming assets.

For the year ended December 31, 2009, the Company recognized net income from continuing operations attributable to QCR Holdings, Inc. of $1.8 million, or diluted earnings per share of ($0.46). For the same period in 2008, the Company reported net income from continuing operations attributable to QCR Holdings, Inc. of $5.0 million, or diluted earnings per share of $0.69. The Company experienced an increase in net interest income year-over-year of $6.2 million, or 14%. Additionally, the Company sold securities during the year which netted gains totaling $1.5 million. More than offsetting these items, the Company's provision for loan/lease losses increased $7.8 million, or 84%, from $9.2 million for the year ended December 31, 2008 to $17.0 million for the year ended December 31, 2009. Significant increases in FDIC insurance expense and loan/lease expense related to nonperforming assets were the primary contributors to the increase in non-interest expense of $4.4 million, or 10%.

"Considering the difficult economic environment and its impact on the banking industry, we are pleased with the upward trend in net interest income," stated Douglas M. Hultquist, President and Chief Executive Officer. "Excluding the impact of a positive one-time interest income adjustment in the third quarter, we've experienced increases in net interest income levels year-over-year and quarter-over-quarter. Our talented team of bankers and strong focus on building client relationships are critical to this success."

Nonperforming assets at December 31, 2009 were $40.4 million, which was an increase of $7.8 million, or 24%, from $32.6 million at September 30, 2009, resulting in an increase in the level of nonperforming assets at the end of the year to 2.27% of total assets, as compared to 1.87% of total assets at September 30, 2009. The large majority of the Company's nonperforming assets consist of nonaccrual loans/leases and other real estate owned. Despite significant charge-offs for the quarter ended December 31, 2009, the Company's allowance for loan/lease losses to total loans/leases remained constant at 1.81% as of December 31, 2009. Furthermore, the Company's provision for loan/lease losses totaled $4.2 million for the fourth quarter of 2009, which was an increase of $687 thousand from $3.5 million for the third quarter of 2009, and a decrease of $514 thousand from $4.7 million for the fourth quarter of 2008.

Mr. Hultquist added, "The economies of the communities we serve continue to be impacted by the recession. This has in turn impacted our loan/lease portfolios as evidenced by our elevated level of nonperforming assets; however our level of nonperforming assets continues to be less than many of our peers.    We have increased staffing within credit administration during the year and stepped up loan review. Management has thoroughly reviewed the nonaccrual loans/leases and has provided specific reserves as appropriate. We continue to apply our conservative and proactive approach to managing the quality of our assets. Maintaining asset quality has always been, and continues to be, a top priority for the Company."

During the fourth quarter of 2009, the Company's total assets increased nearly 2%, or by $30.3 million, to $1.78 billion from $1.74 billion at September 30, 2009. The Company's securities portfolio grew $24.6 million, or 7%, which was funded primarily by short-term borrowings including customer repurchase agreements. Total loans/leases experienced net growth of $2.6 million during the current quarter; while the Company's deposits decreased $7.5 million, or less than 1%.

The Company's total assets grew $174.0 million, or nearly 11%, from $1.61 billion at December 31, 2008 to $1.78 billion at December 31, 2009. The Company's securities and gross loans/leases grew $114.4 million and $29.6 million, respectively. Increases in short-term and other borrowings of $113.9 million and deposits of $30.3 million funded this growth. The deposit mix continues to shift with a 43% annual decline in the level of brokered certificates of deposits and a 29% increase in non-interest bearing deposits over the year.

"We remain focused on maintaining our strong capital and liquidity positions," stated Todd A. Gipple, Executive Vice President, Chief Operating Officer, and Chief Financial Officer. "As of December 31, 2009, the Company and subsidiary banks continue to be well capitalized. Specifically, we have maintained total risk-based capital ratios exceeding 12% at our three subsidiary banks. Additionally, our on-balance sheet and off-balance sheet liquidity remains strong."

QCR Holdings, Inc. Originates Over $400 Million in New Loans/Leases in 2009

Mr. Gipple added, "As previously reported, we received funding in the amount of $38.2 million under the Treasury Capital Purchase Program in the first quarter of 2009. Consistent with the intent of the program, the additional capital has enhanced our capacity to support the communities we serve through additional lending opportunities. Despite weakened loan/lease demand created by the economic recession, we originated $407.8 million of new loans to both new and existing customers during the year. Of this, we funded $124.2 million in new mortgages and other consumer loans to our individual clients, and $283.6 million in new business loans and leases to our commercial clients. Continuing this effort to grow our loan/lease portfolio and support our communities without sacrificing our asset quality is one of our most significant challenges today."

2009 results for the Company's primary subsidiaries were as follows:

  Quad City Bank & Trust, the Company's first subsidiary bank which opened in 1994, had total consolidated assets of $975.8 million at December 31, 2009, which was an increase of $67.2 million, or 7%, from December 31, 2008. The bank's securities portfolio grew $70.9 million, or 43%, to $235.0 million at December 31, 2009. During the year, the bank's gross loans/leases experienced a net decline of 3% as the economic recession weakened loan/lease demand. During this same period, short-term and other borrowings increased $59.6 million, or 42% to $202.9 million. The bank's deposits experienced a slight decrease of $7.5 million, or 1%, from December 31, 2008 to December 31, 2009. The deposit mix shifted over the year with a continued reduction in brokered certificates of deposits and an increase in non-interest bearing deposits. Quad City Bank & Trust realized earnings of $6.8 million for the year ended December 31, 2009 which was a decrease of $1.4 million from $8.2 million for the year ended December 31, 2008.
  Cedar Rapids Bank & Trust, which opened in 2001, had total assets of $542.7 million at December 31, 2009, which was an increase of $74.4 million, or nearly 16%, from December 31, 2008. At December 31, 2009, Cedar Rapids Bank & Trust had gross loans of $382.8 million, which was an increase of $28.2 million, or 8%, for 2009. The remaining asset growth occurred within the bank's securities portfolio. Deposits of $323.7 million reflected an increase of $13.9 million, or 5%, for the year. Short-term and other borrowings were $82.2 million as of December 31, 2009, which was an increase of $51.4 million from $30.8 million as of December 31, 2008. The bank realized earnings of $2.3 million for the year ended December 31, 2009, which was a decrease of approximately $800 thousand from $3.1 million in 2008.
  Rockford Bank & Trust, which opened in 2005, had total assets of $265.8 million at December 31, 2009, which was an increase of $37.8 million, or 17%, from December 31, 2008. At December 31, 2009, Rockford Bank & Trust had gross loans of $210.4 million, which was an increase of $18.8 million, or 10%, for the year. The remaining asset growth occurred within the bank's securities portfolio. The bank's deposits totaled $204.1 million at December 31, 2009, which represented an increase of $23.9 million, or 13%.  The bank realized an after-tax net loss for the year ended December 31, 2009 in the amount of $2.2 million, as compared to a $1.6 million net loss for the same period in 2008.

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company, which serves the Quad City, Cedar Rapids, and Rockford communities through its wholly owned subsidiary banks. Quad City Bank and Trust Company, which is based in Bettendorf, Iowa and commenced operations in 1994, Cedar Rapids Bank and Trust Company, which is based in Cedar Rapids, Iowa and commenced operations in 2001, and Rockford Bank and Trust Company, which is based in Rockford, Illinois and commenced operations in 2005, provide full-service commercial and consumer banking and trust and asset management services. Quad City Bank & Trust Company also engages in commercial leasing through its 80% owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "predict," "suggest," "appear," "plan," "intend," "estimate," "annualize," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of our strategy to establish de novo banks in new markets; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

QCR HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	As of
	December 31,	September 30,	December 31,
	2009	2009	2008
(dollars in thousands, except share data)

SELECTED BALANCE SHEET DATA *
Total assets	$1,779,646	$1,749,304	$1,605,629
Securities	$370,520	$345,875	$256,076
Total loans/leases	$1,244,320	$1,241,738	$1,214,690
Allowance for estimated loan/lease losses	$22,505	$22,640	$17,809
Total deposits	$1,089,323	$1,096,768	$1,058,959
Total stockholders' equity	$125,595	$128,492	$92,495
Common stockholders' equity	$65,318	$68,349	$70,485
Common shares outstanding	4,553,290	4,546,990	4,509,637
Book value per common share	$14.35	$15.03	$15.63
Closing stock price	$8.35	$10.20	$10.00
Market capitalization	$38,020	$46,379	$45,096
Market price/book value	58.21%	67.86%	63.98%
Full time equivalent employees	343	343	345
Tier 1 leverage capital ratio	8.73%	9.00%	7.10%

* First Wisconsin Bank & Trust was sold on December 31, 2008 and is reported as discontinued operations for all periods reported. Immediately prior to the sale, First Wisconsin Bank & Trust had total assets of $122.9 million, gross loans of $80.2 million, deposits of $98.0 million, and 24 full-time equivalent employees.These amounts and the accompanying 2008 income statement results have been removed from all financial schedules.
QCR HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	As of
	December 31,	September 30,	December 31,
	2009	2009	2008
(dollars in thousands)

ANALYSIS OF LOAN DATA *
Nonaccrual loans/leases	$28,742	$25,400	$20,828
Accruing loans/leases past due 90 days or more	89	1,503	222
Troubled debt restructures	1,201
Other real estate owned	9,286	4,994	3,857
Other repossessed assets **	1,071	750	450
Total nonperforming assets	$40,389	$32,647	$25,357

Net charge-offs (calendar year-to-date)	$12,848	$7,836	$2,728

Loan/lease mix:
Commercial loans	$441,536	$445,096	$439,117
Commercial real estate loans	556,007	551,027	526,668
Direct financing leases	90,059	88,189	79,408
Residential real estate loans	70,608	69,578	79,229
Installment and other consumer loans	84,271	85,844	88,541
Deferred loan/lease origination costs, net of fees	1,839	2,004	1,727
Total loans/leases	$1,244,320	$1,241,738	$1,214,690

ANALYSIS OF DEPOSIT DATA *
Deposit mix:
Noninterest-bearing	$207,844	$189,387	$161,126
Interest-bearing	881,479	907,381	897,833
Total deposits	$1,089,323	$1,096,768	$1,058,959

Interest-bearing deposit mix:
Nonmaturity deposits	$427,927	$432,843	$387,746
Certificates of deposit	382,798	400,742	386,097
Brokered certificates of deposit	70,754	73,796	123,990
Total interest-bearing deposits	$881,479	$907,381	$897,833

* First Wisconsin Bank & Trust was sold on December 31, 2008 and is reported as discontinued operations for all periods reported

** QCRH previously excluded repossessed assets from nonperforming assets.With this report, QCRH adjusted the amounts reported in the prior periods presented to reflect a consistent comparison.The adjustments did not have a significant impact on loan covenant compliance or other previously presented disclosures.

QCR HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)
	For the Quarter Ended			For the Year Ended
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
(dollars in thousands, except per share data)

SELECTED INCOME STATEMENT DATA *
Interest income	$21,048	$22,454	$21,441	$85,308	$84,652
Interest expense	8,205	8,701	9,790	34,949	40,524
Net interest income	12,843	13,753	11,651	50,359	44,128
Provision for loan/lease losses	4,214	3,527	4,728	16,976	9,221
Net interest income after provision for loan/lease losses	8,629	10,226	6,923	33,383	34,907
Noninterest income	4,064	4,235	3,454	15,643	14,426
Noninterest expense	10,937	12,273	11,201	46,730	42,334
Income (loss) from continuing operations before taxes	1,756	2,188	(824)	2,296	6,999
Income tax expense (benefit) from continuing operations	808	563	(419)	247	1,736
Income (loss) from continuing operations	$948	$1,625	$(405)	$2,049	$5,263

Discontinued operations:
Gain on sale of merchant credit card acquiring business	--	--	--	--	4,645
Operating income from merchant credit card acquiring business	--	--	--	--	361
Gain on sale of First Wisconsin Bank & Trust	--	--	495	--	495
Operating loss from First Wisconsin Bank & Trust	--	--	(131)	--	(2,921)
Income (loss) from discontinued operations before taxes	--	--	364	--	2,580
Income tax expense (benefit) from discontinued operations	--	--	88	--	846
Income (loss) from discontinued operations	$--	$--	$276	$--	$1,734

Net income (loss)	$948	$1,625	$(129)	$2,049	$6,997
Less:Net income attributable to noncontrolling interests	29	36	(74)	277	288
Net income (loss) attributable to QCR Holdings, Inc.	$919	$1,589	$(55)	$1,772	$6,709

Amounts attributable to QCR Holdings, Inc.:
Income (loss) from continuing operations	$919	$1,589	$(331)	$1,772	$4,975
Income (loss) from discontinued operations	--	--	276	--	1,734
Net income (loss)	$919	$1,589	$(55)	$1,772	$6,709

Preferred stock dividends	1,031	1,031	446	3,844	1,785
Net income (loss) attributable to QCR Holdings, Inc. common stockholders	$(112)	$558	$(501)	$(2,072)	$4,924

Earnings (loss) per share from continuing operations attributable to QCR Holdings, Inc.:
Basic	$(0.02)	$0.12	$(0.17)	$(0.46)	$0.69
Diluted	$(0.02)	$0.12	$(0.17)	$(0.46)	$0.69

Earnings (loss) per share from discontinued operations attributable to QCR Holdings, Inc.:
Basic	$--	$--	$0.06	$--	$0.38
Diluted	$--	$--	$0.06	$--	$0.37

Earnings (loss) per share attributable to QCR Holdings, Inc.:
Basic	$(0.02)	$0.12	$(0.11)	$(0.46)	$1.07
Diluted	$(0.02)	$0.12	$(0.11)	$(0.46)	$1.06

Earnings per common share (basic) attributable to QCR Holdings, Inc. LTM **	$(0.46)	$(0.55)	$1.07

*First Wisconsin Bank & Trust was sold on December 31, 2008 and is reported as discontinued operations for all periods reported
**LTM: Last twelve months

QCR HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	For the Quarter Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2009	2009	2008	2009	2008
(dollars in thousands, except share data)

AVERAGE BALANCES *
Assets	$1,783,514	$1,746,904	$1,571,570	$1,724,647	$1,552,747
Deposits	$1,108,779	$1,102,388	$1,015,873	$1,098,610	$936,354
Loans/leases	$1,228,993	$1,228,744	$1,179,925	$1,222,493	$1,124,255
Total stockholders' equity	$126,439	$127,834	$92,940	$123,814	$89,803
Common stockholders' equity	$66,229	$67,728	$70,872	$71,303	$67,862

KEY RATIOS *
Return on average assets (annualized)	0.21%	0.36%	-0.01%	0.10%	0.43%
Return on average common equity (annualized) ***	-0.68%	3.30%	-0.31%	-2.91%	9.90%
Price earnings ratio LTM **	(17.97)x	(11.84)x	9.35x	(17.97)x	9.35x
Net interest margin (TEY)	3.11%	3.38%	3.28%	3.15%	3.27%
Nonperforming assets / total assets	2.27%	1.87%	1.58%	2.27%	1.58%
Net charge-offs / average loans/leases	0.41%	0.28%	0.13%	1.05%	0.24%
Allowance / total loans/leases	1.81%	1.82%	1.47%	1.81%	1.47%
Efficiency ratio	64.69%	68.23%	74.15%	70.80%	72.30%

ANALYSIS OF NONINTEREST INCOME *
Credit card fees, net of processing costs	$125	$267	$252	$930	$988
Trust department fees	745	720	784	2,883	3,334
Deposit service fees	861	843	815	3,320	3,135
Gain on sales of loans, net	303	289	205	1,677	1,069
Gains on sales of securities	770	719	200	1,488	200
Other-than-temporary impairment losses on securities			--	(206)	--
Gains (losses) on sales of foreclosed assets	(43)	34	328	178	394
Earnings on cash surrender value of life insurance	313	316	230	1,243	1,017
Investment advisory and management fees	431	374	408	1,508	1,975
Other	559	673	232	2,622	2,314
Total noninterest income	$4,064	$4,235	$3,454	$15,643	$14,426

ANALYSIS OF NONINTEREST EXPENSE *
Salaries and employee benefits	$6,419	$6,617	$6,823	$26,882	$26,124
Professional and data processing fees	1,290	1,183	1,391	4,830	4,801
Advertising and marketing	287	251	316	991	1,297
Occupancy and equipment expense	1,409	1,369	1,300	5,372	5,091
Stationery and supplies	120	131	149	529	519
Postage and telephone	274	268	239	1,061	933
Bank service charges	116	129	129	481	560
FDIC and other insurance	301	1,235	346	3,626	1,317
Loan/lease expense	513	833	252	1,998	749
Other	208	257	256	960	943
Total noninterest expenses	$10,937	$12,273	$11,201	$46,730	$42,334

WEIGHTED AVERAGE SHARES
Common shares outstanding (a)	4,552,194	4,546,270	4,630,253	4,540,792	4,617,057
Incremental shares from assumed conversion:
Options and Employee Stock Purchase Plan	6,179	11,032	16,847	8,848	17,480
Adjusted weighted average shares (b)	4,558,373	4,557,302	4,647,100	4,549,640	4,634,537

* First Wisconsin Bank & Trust was sold on December 31, 2008 and is reported as discontinued operations for all periods reported
**LTM: Last twelve months
***The numerator for this ratio is "Net income (loss) attributable to QCR Holdings, Inc. common stockholders"
(a)Denominator for Basic Earnings Per Share

(b) Denominator for Diluted Earnings Per Share.In accordance with U.S. GAAP, the common equivalent shares are not considered in the calculation of diluted earnings per share if the numerator is a net loss.

ROLLFORWARD OF LENDING ACTIVITY FOR THE YEAR ENDING DECEMBER 31, 2009

(dollars in thousands)

BALANCE AS OF DECEMBER 31, 2008:	CONSOLIDATED

Commercial loans	439,117
Commercial real estate loans	526,668
Direct financing leases	79,408
Real estate loans - residential mortgage	$79,229
Installment and other consumer loans	88,541
1,212,963
Plus deferred loan/lease origination costs, net of fees	1,727
Total gross loans/leases	$1,214,690

ORIGINATION OF NEW LOANS:

Commercial loans	125,667
Commercial real estate loans	119,065
Direct financing leases	38,815
Real estate loans - residential mortgage	106,836
Installment and other consumer loans	17,438
$407,821
PAYMENTS/MATURITIES/SALES, NET OF ADVANCES
OR RENEWALS ON EXISTING LOANS:

Commercial loans	(123,248)
Commercial real estate loans	(89,726)
Direct financing leases	(28,164)
Real estate loans - residential mortgage	(115,457)
Installment and other consumer loans	(21,708)
$(378,303)
BALANCE AS OF DECEMBER 31, 2009:

Commercial loans	441,536
Commercial real estate loans	556,007
Direct financing leases	90,059
Real estate loans - residential mortgage	70,608
Installment and other consumer loans	84,271
1,242,481
Plus deferred loan/lease origination costs, net of fees	1,839
Total gross loans/leases	$1,244,320
CONTACT:  QCR Holdings, Inc.
          Todd A. Gipple, Executive Vice President, Chief Operating Officer,
           Chief Financial Officer
          (309) 743-7745